UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1 ) *
                                            ---



                                 GoAmerica, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                          (Title of Class of Securities


                                   38020R 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 April 6, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|_|   Rule 13d-1(c)
|X|   Rule 13d-1(d)


------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.       38020R 10 6
               -------------
--------------------------------------------------------------------------------

  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
              Dobrinsky Family Holdings, L.P.      13-4106377
       -----------------------------------------------------------------------
--------------------------------------------------------------------------------

  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)
          --------------------------------------------------------------------
       (b)
          --------------------------------------------------------------------
--------------------------------------------------------------------------------

  3.   SEC Use Only
                   -----------------------------------------------------------
--------------------------------------------------------------------------------

  4.   Citizenship or Place of Organization       Delaware
                                            ----------------------------------
--------------------------------------------------------------------------------

                 5.  Sole Voting Power            N/A
  Number of                             --------------------------------------
  Shares         ---------------------------------------------------------------
  Beneficially   6.  Shared Voting Power          N/A
  Owned by                               -------------------------------------
  Each           ---------------------------------------------------------------
  Reporting      7.  Sole Dispositive Power       N/A
  Person With                              -----------------------------------
                 ---------------------------------------------------------------
                 8.  Shared Dispositive Power     N/A
--------------------------------------------------------------------------------

  9.   Aggregate Amount Beneficially Owned by Each Reporting Person     0
                                                                    ----------
--------------------------------------------------------------------------------

 10.   Check if the  Aggregate  Amount in  Row (9) Excludes Certain Shares  (See
       Instructions):   |_|

--------------------------------------------------------------------------------

 11.   Percent of Class Represented by Amount in Row (9)      0.0%
                                                        ----------------------
--------------------------------------------------------------------------------

 12.   Type of Reporting Person (See Instructions)            PN
                                                  ----------------------------
--------------------------------------------------------------------------------

 ITEM 1.

          (a)  Name of Issuer:

               The issuer of the securities to which this statement relates is GoAmerica, Inc., a Delaware corporation.

          (b)  Address of Issuer's Principal Executive Offices:

               The issuer's principal executive offices are located at 433 Hackensack Avenue, Hackensack, New Jersey 07601.

 ITEM 2.

          (a)  Name of Person Filing:

               The person filing is Dobrinsky Family Holdings, L.P.

          (b)  Address of Principal Business Office or, if none, Residence:

               The  principal   business   office  is  433  Hackensack   Avenue,
               Hackensack, New Jersey 07601.

          (c)  Citizenship:

               Delaware

          (d)  Title of Class of Securities:

               The title of the class of securities is common stock, $0.01 par value.

          (e)  CUSIP Number:

               The CUSIP number is 38020R 10 6.

 ITEM 3.  IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  SS.SS.240.13d-1(b),   OR
          240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Selection of a filing category pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c) is not applicable.

 ITEM 4.  OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: As of the effective date of this statement, Dobrinsky Family Holdings, L.P. no longer beneficially owns any securities of the issuer.

          (b) Percent of class: Dobrinsky Family Holdings, L.P. no longer beneficially owns any securities of the issuer.

          (c) (i) The sole power to vote or direct the vote of shares is not applicable because Dobrinsky Family Holdings, L.P. no longer beneficially owns any securities of the issuer.

               (ii) The shared  power to vote or to direct the vote of shares is not applicable because Dobrinsky Family Holdings, L.P. no longer beneficially owns any securities of the issuer.

               (iii)The sole power to dispose  or to direct the  disposition  of shares is not applicable because Dobrinsky Family Holdings, L.P. no longer beneficially owns any securities of the issuer.

               (iv) The shared power to dispose or to direct the  disposition of shares is not applicable because Dobrinsky Family Holdings, L.P. no longer beneficially owns any securities of the issuer.

 Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

 ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

 Instruction.  Dissolution of a group requires a response to this item.

 ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The ownership of more than five percent on behalf of another person is not applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          The identification and classification of the subsidiary which acquired the security being reported by the parent holding company is not applicable.

 ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          The identification and classification of members of a group is not applicable.

 ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

          The notice of dissolution of a group is not applicable.

 ITEM 10.  CERTIFICATION.

          The certification regarding ss.240.13d-1(b) or ss.240.13d-1(c) is not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 14, 2002
                                       -----------------------------------------
                                                           Date



                                                  /s/ Aaron Dobrinsky
                                       -----------------------------------------
                                                         Signature



                                       Aaron Dobrinsky (President of Dobrinsky
                                       Management, Inc., the General Partner of
                                       Dobrinsky Family Holdings, L.P.)
                                       -----------------------------------------
                                                      Name/Title




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations. (See 18 U.S.C. 1001).